Exhibit 5.1

Our Ref	RDS/696731-000001/18626411v1
Direct tel	+852 2971 3046
Email	richard.spooner@maples.com

SOS Limited

Room 8888, Jiudingfeng Building, 888 Changbaishan Road,

Qingdao Area, China (Shandong) Pilot Free Trade Zone

People’s Republic of China

17 November 2020

Dear Sirs

SOS Limited (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about 17 November 2020 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 16,800,000 Class A Ordinary Shares, par value US$0.0001 per share (the “Shares”), issuable by the Company pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the memorandum and articles of association of the Company adopted by special resolution passed on 17 July 2020 (the “Memorandum and Articles”) and the written resolutions of the directors of the Company dated 17 June 2020 and 12 November 2020 (together, the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorized.

2.	When issued and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Maples and Calder (Hong Kong) LLP

26th Floor Central Plaza 18 Harbour Road Wanchai Hong Kong

Tel +852 2522 9333 Fax +852 2537 2955 maples.com

Resident Hong Kong Partners: Mark Western (British Virgin Islands), Anthony B. Webster (Cayman Islands), Michelle Lloyd (Ireland), Greg Knowles (British Virgin Islands) John Trehey (New Zealand), Ann Ng (Victoria (Australia)), Stacey Overholt (British Virgin Islands), Nick Harrold (England and Wales), Terence Ho (New South Wales (Australia)) L.K. Kan (England and Wales), W.C. Pao (England and Wales), Richard Spooner (England and Wales), Sharon Yap (New Zealand), Aisling Dwyer (British Virgin Islands) Matthew Roberts (Western Australia (Australia)), Everton Robertson (Cayman Islands), Jonathan Silver (England and Wales)

Non-Resident Partners: Jonathan Green (Cayman Islands), Jon Fowler (Cayman Islands), Kieran Walsh (Cayman Islands)

Cayman Islands Attorneys at Law | British Virgin Islands Solicitors | Irish Solicitors

These opinions are subject to the qualification that under the Companies Law (2020 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2020 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (d) upon the issue of any Shares, the consideration received by the Company shall be not less than the par value of such Shares.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) the Memorandum and Articles remain in full force and effect and are unamended, (d) the Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect, (e) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, and (f) upon the issue of any Shares, the Company will receive consideration which shall be not less than the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP